Exhibit 99.1

XCORPOREAL, INC.
Reports on receiving a notice from NYSE Amex LLC of its intent to initiate delisting proceedings

LOS ANGELES--(BUSINESS WIRE)—August 26, 2009--Xcorporeal, Inc. (NYSE Amex: XCR) (the “Company” or “Xcorporeal”) announced today that, on August 20, 2009, the Company received notice from the staff of the NYSE Amex LLC (formerly American Stock Exchange, the “Exchange”) indicating that, in the opinion of the staff of the Exchange, the Plan of Compliance previously submitted by the Company to the Exchange does not make a reasonable demonstration of the Company’s ability to regain compliance with Section 1003(a)(iv) of the NYSE Amex Company Guide by November 16, 2009, due to the Company having sustained losses which are so substantial in relation to the Company’s overall operations or its existing financial resources, or its financial condition had become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its obligations as they mature. Accordingly, the Company’s securities are subject to immediate delisting proceedings. The Company will not appeal this decision and pursuant to the terms of the notice, if the Company elects not to appeal the Amex’s decision by August 27, 2009, it will become final. The staff of the Exchange will then suspend trading in the Company’s securities on the Exchange and file an application with the U.S. Securities and Exchange Commission to strike the Company’s common stock from listing and registration on the Exchange.

The Company hopes to procure a sponsoring market maker and commence the process of submitting via such market maker a Form 211 application with the Financial Industry Regulatory Authority (“FINRA”) in order to have its common stock quoted on the FINRA Over-The-Counter Bulletin Board (the “OTCBB”). If successful, the Company anticipates that the move to the OTCBB would provide meaningful savings to it as a result of the elimination of fees associated with being listed on a national stock exchange. Having the Company’s common stock quoted on the OTCBB may result in a less liquid market for its shares, but would result in continued public trading of the Company’s common stock by holders wishing to trade. There can be no assurance that the Company will be successful in having its common stock quoted on the OTCBB and a failure to have it so quoted could result in a lack of a liquid market for its common stock.

About Xcorporeal, Inc.

Xcorporeal is a medical device company developing an innovative extra-corporeal platform technology to be used in devices to replace the function of various human organs. The platform leads to three initial products: a Portable Artificial Kidney (PAK) for attended care Renal Replacement Therapy (RRT) for patients suffering from Acute Renal Failure, a PAK for home hemodialysis (XCR-6) for patients suffering from End Stage Renal Disease (ESRD), and a Wearable Artificial Kidney (WAK) for continuous ambulatory hemodialysis for treatment of ESRD.

For the attended care market, Xcorporeal is developing a portable, multi-functional renal replacement device that will offer cost-effective therapy for those patients suffering from Acute Renal Failure, which causes a rapid decline in kidney function. In the U.S., the disease affects more than 200,000 patients annually with a mortality rate approaching 50%, according to a study published in the Clinical Journal of American Society of Nephrology in 2006. The Company has completed functional prototypes, which are currently undergoing bench testing.

The Company also plans to commercialize the XCR-6, a home hemodialysis device, for the chronic End Stage Renal Disease (ESRD) market, comprised of patients in whom the kidneys have ceased to function. The Company’s devices are intended to combine the best attributes of currently marketed home hemodialysis machines to offer patients convenient, durable and truly portable treatments at home. The Company believes its devices will provide a cost-effective alternative to current home treatment modalities, due to their ability to offer hemodialysis without the need for large quantities of dialysate fluid or purified water. The Company has also completed a demonstration prototype of the XCR-6.

The Company’s WAK is also a device for the chronic treatment of ESRD. The Company has successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. This miniature, wearable device is intended to enable continuous (up to 24 hours × 7 days per week) renal replacement therapy at home. Increasing dialysis time has previously been shown to reduce morbidity and improve quality of life of ESRD patients. The WAK has been featured in articles written in periodicals worldwide such as the Los Angeles Times, Le Figaro, Frankfurter Algemeiner and Corriere dela Sera. Scientific papers discussing the WAK have been published in several peer reviewed journals, including The Lancet and Kidney International.

Additional Company information may be found on its website at: www.xcorporeal.com.

Forward-Looking Statements

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the Company's control, that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history, difficulty in developing, exploiting and protecting proprietary technologies, the risk that our technology may not be effective, the risk that we may not have sufficient financial resources to adequately finance the development activities described in the press release, uncertainty as to the outcome of arbitration and legal proceedings, intense competition and substantial regulation in the medical device industry, and additional risk factors as discussed in the reports filed by Xcorporeal with the United States Securities and Exchange Commission, including the risks discussed in the Risk Factors and Management’s Discussion and Analysis sections of Xcorporeal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which are available on its website at http://www.sec.gov. Xcorporeal does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

Contact:
Investor Relations:
Xcorporeal, Inc.
Robert Weinstein
Chief Financial Officer
310-923-9968
IR@xcorporeal.com
or
Public Relations:
Dan Klores Communications
Tim Sullivan
212-981-5234
tim_sullivan@dkcnews.com
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